STANDBY PURCHASE AGREEMENT

THIS AGREEMENT is made as of October 9, 2013,

AMONG

CARMANAH TECHNOLOGIES CORPORATION (“CARMANAH”)

– and –

MUUS HOLDINGS LLC (“MUUS”)

– and –

JOHN SIMMONS (“SIMMONS”)

– and –

JDM INVESTMENT HOLDINGS INC. (“JDM”)

– and –

TMH CAPITAL CORP. (“TMH”)

– and –

RONALD BRUDER (“BRUDER”)

– and –

OPALLO INVESTMENT LIMITED (“OPALLO”)

– and –

MARCIA RIKLIS (“RIKLIS”)

(MUUS, Simmons, JDM, TMH, Bruder, Opallo and Riklis, together the “Standby Purchasers”)

     WHEREAS Carmanah proposes to effect an offering of Rights to the holders of record of its Shares pursuant to a short form prospectus, each such Right being exercisable for one Rights Share;

     AND WHEREAS certain of the Standby Purchasers hold, directly or indirectly, an aggregate of 10,162,778 Shares and, subject to the exercise by Other Purchasers of their Basic and Additional Subscription Privileges, the Standby Purchasers propose to purchase, in aggregate, up to $5.5 million of the Shares not otherwise purchased under the Rights Offering by exercising their respective Basic Subscription Privilege, Additional Subscription Privilege or Standby Commitment, on the terms and conditions set forth in this Agreement; and

     NOW THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows.

ARTICLE 1
INTERPRETATION

     1.1 Definitions. In this Agreement, unless something in the subject matter is inconsistent therewith:

     “1933 Act” means the U.S. Securities Act of 1933, as amended.

     “1934 Act” means the U.S. Securities Exchange Act of 1934, as amended.

     “Additional Subscription Privilege” means the entitlement of a holder of Rights, who has exercised in full the Basic Subscription Privilege attaching to its Rights, to subscribe pursuant to the Rights Offering for additional Rights Shares (if such are available), as such entitlement is further detailed in the Prospectus.

     “Affiliate” has the meaning ascribed thereto under the Business Corporations Act (British Columbia), and in the case of the Standby Purchasers includes all investment funds and other Persons that the Standby Purchasers or an Affiliate manages or exercises control over or in respect of which it has discretionary trading authority over such investment fund’s or Person’s investments.

     “Agent” means Computershare Trust Company of Canada, in its capacity as subscription agent for the Rights Offering or transfer agent for Carmanah, as applicable.

     “Agreement” means this standby purchase agreement, as such agreement may be amended, supplemented or superseded from time to time.

     “Basic Subscription Privilege” means the entitlement of a holder of Rights to subscribe for Rights Shares pursuant to the Rights Offering, at a price equal to the Subscription Price, as such entitlement is further detailed in the Prospectus.

     “Business Day” means any day, other than a Saturday or a Sunday, upon which banks are open for business in the City of Vancouver, British Columbia.

     “Canadian Qualifying Jurisdictions” means the provinces of British Columbia, Alberta and Ontario.

     “Canadian Securities Commissions” means, collectively, the securities commissions or similar securities regulatory authorities of the Canadian Qualifying Jurisdictions.

     “Closing Date” means one Business Day following the Expiry Date, or such other date as may be agreed by Carmanah and the Standby Purchasers, which in no event will be later than November 30, 2013.

     “Closing Time” has the meaning set forth in Section 6.1.

     “Expiry Date” means the date on which the Rights will expire and become null and void as set out in the Final Prospectus, such date expected to be on or about the twenty-first day following the date on which the Final Prospectus is mailed to holders of Shares as of the Record Date and which is expected to be on or about November 18, 2013.

     “Expiry Time” means 5:00 p.m. (Toronto time) on the Expiry Date.

     “Final Prospectus” means the final short form prospectus to be filed by Carmanah with the Securities Commissions in the Canadian Qualifying Jurisdictions in connection with the offer and sale of the Securities, as amended by any Prospectus Amendment to the Final Prospectus.

     “Form F-7” means the registration statement on Form F-7 to be filed by Carmanah with the SEC in the United States in connection with the offer and sale of the Securities, as amended by any amendment thereto.

     “Governmental Entity” means any: (i) multinational, federal, provincial, territorial, municipal, local or other governmental or public department, central bank, court, commission, board, bureau, agency or instrumentality, domestic or foreign; (ii) any subdivision or authority of any of the foregoing; or (iii) any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the above.

     “Indemnified Party” has the meaning set forth in Section 8.3.

     “Indemnifying Party” has the meaning set forth in Section 8.3.

     “Laws” means any and all applicable laws including all statutes, codes, ordinances, decrees, rules, regulations, municipal by-laws, judicial or arbitral or administrative or ministerial or departmental or regulatory judgments, orders, decisions, rulings or awards, instruments, policies, guidelines, and general principles of common law and equity, binding on or affecting the Person referred to in the context in which the word is used.

     “Material Adverse Change” means any change, development, event or occurrence with respect to the business, condition (financial or otherwise), properties, assets, liabilities (contingent or otherwise), capital, cash flow, operations, or results of operations or prospects of Carmanah and its subsidiaries, on a consolidated basis, that is, or would reasonably be expected to be, material and adverse to Carmanah and its subsidiaries, on a consolidated basis.

     “Misrepresentation” means: (a) a “misrepresentation” as defined in Section 1(1) of the Securities Act; or (b) as to any document, any untrue statement of a material fact or omission to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

     “NI 45-101” has the meaning ascribed to it in Section 5.1(e).

     “Non-U.S. Standby Purchasers” means Simmons, JDM, TMH and Opallo.

     “Other Purchaser” means any purchaser of Rights Shares in the Rights Offering other than the Standby Purchasers.

     “Person” means an individual, corporation, partnership, limited partnership, limited liability partnership, limited liability company, association, trust, estate, custodian, trustee, executor, administrator, nominee or other entity or organization, including (without limitation) a Governmental Entity or political subdivision or an agency or instrumentality thereof.

     “Preliminary Prospectus” means the preliminary short form prospectus filed on September 17, 2013 with the Canadian Securities Commissions in the Canadian Qualifying Jurisdictions in connection with the Rights Offering, a copy of which has been provided to the Standby Purchasers.

     “Prospectus” means, collectively, the Preliminary Prospectus, the Final Prospectus, and any Prospectus Amendment.

     “Prospectus Amendment” means any amendment to the Preliminary Prospectus or the Final Prospectus.

     “Public Document” means the Preliminary Prospectus, the Final Prospectus and all documents incorporated by reference therein.

     “Qualifying Jurisdictions” means the Canadian Qualifying Jurisdictions, the United States and individual states in the United States as selected by Carmanah.

     “Record Date” means the record date for the purpose of the Rights Offering that will be established by Carmanah in the Final Prospectus, which is expected to be on or about October 22, 2013.

     “Regulation S” means Regulation S promulgated by the SEC pursuant to the 1933 Act.

     “Restrictive Legend” has the meaning ascribed to it in Section 4.2(c) .

     “Rights” means the rights to subscribe for Rights Shares offered by Carmanah in the Rights Offering pursuant to the Basic Subscription Privilege and the Additional Subscription Privilege at the Subscription Price.

     “Rights Offering” means the offering by Carmanah of Rights to the holders of Shares on the Record Date, to purchase Rights Shares at the Subscription Price, as described in the Prospectus and in accordance with Article 2.

     “Rights Shares” means the Shares that are acquired upon exercise of the Rights.

     “Rule 144” means Rule 144 promulgated by the SEC pursuant to the 1933 Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the SEC having substantially the same effect as such Rule.

     “Rule 144A” means Rule 144A promulgated by the SEC pursuant to the 1933 Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the SEC having substantially the same effect as such Rule.

     “Sale” has the meaning ascribed to it in Section 3.1(m) .

     “SEC” means the U.S. Securities and Exchange Commission.

     “Securities” means the Rights, the Rights Shares and the Standby Rights Shares.

     “Securities Act” means the Securities Act (British Columbia), as amended.

     “Securities Commissions” means, collectively, the securities commissions or similar securities regulatory authorities of the Qualifying Jurisdictions.

     “Securities Laws” means all applicable securities Laws of each of the Qualifying Jurisdictions and the applicable rules of the TSX.

     “Seller” has the meaning ascribed to it in Section 3.1(m) .

     “Shares” means common shares in the capital of Carmanah.

     “Standby Commitment” has the meaning set forth in Section 2.2(d).

     “Standby Fee” has the meaning set forth in Section 2.6.

     “Standby Purchaser Common Shares” has the meaning ascribed to it in Section 3.1(m) .

     “Standby Purchasers” has the meaning given on the cover page of this Agreement.

     “Standby Rights Shares” has the meaning set forth in Section 2.2(c).

     “Subscription Price” means $0.12 per Standby Rights Share.

     “TSX” means the Toronto Stock Exchange.

     “United States” has the meaning ascribed thereto in Regulation S.

     “U.S. Person” has the meaning ascribed thereto in Regulation S.

     “U.S. Standby Purchasers” means MUUS, Bruder and Riklis.

     1.2 Headings, Etc. The division of this Agreement into articles, sections, paragraphs and clauses and the provision of headings are for the convenience of reference only and will not affect the construction or interpretation of this Agreement. The terms “this Agreement”, “hereof, “hereunder” and similar expressions refer to this Agreement as a whole and not to any particular article, section, paragraph, clause or other portion hereof and include any agreement or instrument supplemental or ancillary hereto. Unless something in the subject matter or context is inconsistent therewith, references herein to articles, sections, paragraphs or clauses are to articles, sections, paragraphs or clauses of this Agreement.

     1.3 Plurality and Gender. Words importing the singular number only will include the plural and vice versa, and words importing any gender will include all genders.

     1.4 Currency. Unless otherwise specifically stated, all references to dollars and cents in this Agreement are to the lawful currency of Canada.

     1.5 Governing Law. This Agreement will be governed by, interpreted and enforced in accordance with the laws of the Province of British Columbia and the federal laws of Canada applicable therein, without reference to the principles of conflicts of laws. Each party hereby unconditionally and irrevocably submits to the exclusive jurisdiction of the courts of the Province of British Columbia in respect of all matters arising out of this Agreement.

     1.6 Severability. If any provision of this Agreement is determined to be invalid or unenforceable in whole or in part, such invalidity or unenforceability will attach only to such provision or part thereof and the remaining part of such provision and all other provisions hereof will continue in full force and effect. The parties hereto agree to negotiate in good faith a substitute provision which will be as close as possible to the intention of any invalid or unenforceable provision as may be valid or enforceable. The invalidity or unenforceability of any provision in any particular jurisdiction will not affect its validity or enforceability in any other jurisdiction where it is valid or enforceable.

     1.7 Statutes. Any reference to a statute, act or law will include and will be deemed to be a reference to such statute, act or law and to the rules, regulations, instruments and policies made pursuant thereto, with all amendments made thereto and in force from time to time, and to any statute, act or law that may be passed which has the effect of supplementing or superseding such statute, act or law so referred to.

ARTICLE 2
STANDBY COMMITMENT

     2.1 Conduct of Rights Offering. Subject to and in accordance with the terms hereof, Carmanah agrees to offer, in accordance with Securities Laws and pursuant to the Prospectus, the Rights and the Rights Shares issuable upon the exercise of the Rights to Persons that are the holders of record of Shares on the Record Date: (i) with an address in the Qualifying Jurisdictions; or (ii) with an address in any other jurisdiction that Carmanah has satisfied itself is entitled to receive the Securities under the Rights Offering in accordance with the laws of such jurisdiction and without obliging Carmanah to register the Securities or file a prospectus or other disclosure document or to make any other filings or become subject to any reporting or disclosure obligations that Carmanah is not already obligated to make.

     2.2 Standby Commitment.

          (a) Subject to and in accordance with the terms hereof, the Standby Purchasers will purchase from Carmanah, and Carmanah hereby agrees to sell to the Standby Purchasers at the Subscription Price and on the Closing Date, the Standby Purchaser Common Shares, with the allocation of such Standby Purchaser Common Shares amongst the Standby Purchasers to be made by the Standby Purchasers in accordance with Section 10.2.

          (b) The Standby Purchasers will exercise their respective Basic Subscription Privileges, if any, in accordance with Section 5.1(f) .

          (c) The aggregate number of Shares to be purchased by the Standby Purchasers (the “Standby Rights Shares”) pursuant to this Section 2.2 will be calculated as:

               (i) the number of Rights Shares authorized to be issued on the Record Date pursuant to the exercise of the Rights; minus

               (ii) the aggregate number of Rights Shares subscribed for and taken up under the Rights Offering by the Standby Purchasers pursuant to their Basic and Additional Subscription Privileges, if any; minus

               (iii) the number of Rights Shares subscribed for and taken up under the Rights Offering by Other Purchasers pursuant to their Basic and Additional Subscription Privileges;

provided that the number of Standby Rights Shares shall be limited such that the gross proceeds from the Rights Offering and the sale of the Standby Rights Shares will not exceed an aggregate of $6,029,887 and provided further that the aggregate Subscription Price to be paid by the Standby Purchasers collectively with respect to the Standby Rights Shares and Rights Shares will not exceed $5.5 million.

          (d) The commitments by and agreements of, the Standby Purchasers to purchase up to $5,500,000 of the Standby Purchaser Common Shares in the manner referred to in this Section 2.2 are referred to as the “Standby Commitment”.

     2.3 No Fractional Shares. No fractional Rights Shares or Standby Rights Shares will be issued. For greater certainty, and without limitation, where a Standby Purchaser would appear to be entitled to fractional Standby Rights Shares, such entitlement will be reduced to the next lowest whole number of Standby Rights Shares, without payment for any fractional Standby Rights Share.

     2.4 Payment for Standby Rights Shares. Subject to and in accordance with the terms hereof, on the Closing Date, the Standby Purchasers will, subject to Section 2.8 hereof, pay, in immediately available funds by wire transfer to an account designated by Carmanah, or by certified cheque payable to Carmanah, the aggregate Subscription Price that is payable for the Standby Rights Shares to be purchased by it hereunder and Carmanah will issue the Standby Rights Shares to the Standby Purchaser.

     2.5 Restrictions on Sale. Except as contemplated by this Agreement, each of the Standby Purchasers agrees not to sell or distribute, directly or indirectly, its Standby Rights Shares in such a manner as to: (a) require registration by Carmanah of the Standby Rights Shares or the filing by Carmanah of a prospectus or any similar document in any jurisdiction; or (b) result in Carmanah becoming subject to reporting or disclosure obligations to which it is not subject as at the date of this Agreement, and to sell the Standby Rights Shares in accordance with all applicable Securities Laws.

     2.6 Representations and Warranties of the Standby Purchasers as to Investment Intent. Each Standby Purchaser represents and warrants, severally and not jointly, to and with Carmanah that it is acquiring the Standby Rights Shares as principal and for investment and not with a view to, and has not offered or sold any Standby Rights Shares in connection with, the sale or distribution thereof.

     2.7 Fee to Standby Purchasers. In consideration solely for the Standby Commitment and subject to the performance by the Standby Purchasers of their obligations hereunder, Carmanah will pay, and the Standby Purchasers will be entitled to receive, a fee in the amount of $110,000 (the “Standby Fee”) to be allocated amongst the Standby Purchasers in their sole discretion. Such amount will be paid by Carmanah, without set-off against any amount payable by the Standby Purchasers pursuant to Section 2.2, if applicable, or otherwise pursuant to the Rights Offering by the Standby Purchasers or Affiliate of the Standby Purchasers, in immediately available funds by wire transfer to accounts designated by the respective Standby Purchasers, or by certified cheque payable to the respective Standby Purchasers.

     2.8 Rights of Set-Off. In satisfaction of all or any portion of the Subscription Price payable by the Standby Purchasers for the Standby Rights Shares, the Standby Purchasers shall have the right to set-off amounts owed by Carmanah to the Standby Purchasers on the Closing Date, including amounts owing by Carmanah pursuant to the Standby Fee and the expense reimbursement set out in Section 10.1.

     2.9 Cap on Subscription. Carmanah acknowledges and agrees that none of Opallo, Bruder or Riklis will be required to subscribe for more than that number of Standby Rights Shares that would result in such Standby Purchaser beneficially owning, directly or indirectly, or exercising control or direction over, 4.99% of Carmanah’s issued and outstanding Shares after the Rights Offering and the exercise of the Standby Commitment.

ARTICLE 3
COVENANTS OF CARMANAH

     3.1 Subject to and in accordance with the terms hereof, Carmanah undertakes and agrees with and in favour of the Standby Purchasers that:

          (a) Final Prospectus and Qualification. Carmanah will file with the Canadian Securities Commissions, the Final Prospectus (in the English and French languages, as appropriate) relating to the proposed distribution of the Securities, and take all other steps and proceedings that may be necessary in order to qualify the distribution of the Securities in each of the Canadian Qualifying Jurisdictions in which the Final Prospectus has been filed.

          (b) Supplementary Material. If required by Securities Laws in the Canadian Qualifying Jurisdictions, it will prepare any amendments to the Prospectus or any documentation supplemental thereto or any amending or supplemental documentation or any similar document required to be filed by it under the Securities Laws of the Canadian Qualifying Jurisdictions. It will also promptly, and in any event within any applicable time limitation, comply with all applicable filing and other requirements under the Securities Laws as a result of any Material Adverse Change. Until such time as the distribution of Rights Shares by Carmanah has been completed, Carmanah will promptly notify the Standby Purchasers in writing of (i) any material change relating to Carmanah and its subsidiaries taken as a whole, (ii) any material fact that has arisen or been discovered and that would be required to be disclosed in the Prospectus if filed on such date, and (iii) any change in any material fact contained in the Prospectus, including all documents incorporated by reference.

          (c) Consents and Approvals. It will use its reasonable efforts to obtain all necessary consents, approvals or exemptions for the creation, offering and issuance of the Securities in the Canadian Qualifying Jurisdictions as contemplated herein and in the Prospectus and the entering into and performance by it of this Agreement (including, for greater certainty and without limitation, the issuance of the Rights, the Rights Shares and the Standby Rights Shares).

          (d) Compliance with U.S. Securities Law Requirements. Carmanah will file with the SEC, the Form F-7 relating to the proposed distribution of the Securities in the United States. If required by Securities Laws in the United States, it will prepare any amendments to the Form F-7.

          (e) Cease Trade Order or Other Investigation. From the date hereof through the earlier of: (i) the Closing Date; and (ii) the termination of this Agreement, it will immediately notify the Standby Purchasers in writing of any written demand, request or inquiry (formal or informal) by any Securities Commission, the TSX or other Governmental Entity that concerns any matter relating to the affairs of Carmanah that may affect the Rights Offering, the transactions contemplated herein, or any other matter contemplated by this Agreement, or that relates to the issuance, or threatened issuance, by any such authority of any cease trading or similar order or ruling relating to any securities of Carmanah. Any notice delivered to the Standby Purchasers as aforesaid will contain reasonable details of the demand, request, inquiry, order or ruling in question. Carmanah will use its best efforts to prevent the issuance of any orders contemplated by this Section 3.1(e) and, if issued, to obtain their prompt withdrawal.

          (f) TSX Listing. It has taken, or will take, all action as may be required and appropriate so that the Rights, the Rights Shares and the Standby Rights Shares, on or before the date on which the initial mailing of the Final Prospectus is made in the Canadian Qualifying Jurisdictions to Carmanah shareholders as of the Record Date have been conditionally approved for listing on the TSX, subject to receipt of customary final documentation.

          (g) Securities Laws. It will take all action as may be necessary and appropriate so that the Rights Offering, the issuance and sale of the Standby Rights Shares and the transactions contemplated in this Agreement will be effected in accordance with Securities Laws. It will consult with the Standby Purchasers and their advisors upon their reasonable request regarding the manner in which the Rights Offering, the issuance and sale of the Standby Rights Shares and the other transactions contemplated herein will comply with applicable Securities Laws, and it will provide to the Standby Purchasers and their advisors copies of any documents that are to be submitted by it to any Securities Commission or other regulatory authority for such purpose prior to being so submitted and it will give the Standby Purchasers and their advisors an opportunity to comment on same.

          (h) Obtaining of Report. It will cause the Agent to deliver to the Standby Purchasers, promptly upon request during the pendency of the Rights Offering and, in any event, as soon as is practicable following the Expiry Time, details concerning the total number of Rights Shares duly subscribed and paid for by holders of Rights under the Rights Offering, including (without limitation) those Rights Shares subscribed and paid for pursuant to the Additional Subscription Privilege.

          (i) No Issuance of Securities. Other than as contemplated by this Agreement, during the period from the date hereof until the Closing Date, Carmanah will not issue any Securities or securities convertible or exchangeable or exercisable into Securities other than the exercise of any options and other securities outstanding under Carmanah’s equity incentive plans or the exercise of any other convertible, exchangeable Securities outstanding as of the date hereof.

          (j) Conduct of Business. Carmanah will, and will cause each of its subsidiaries to, continue to carry on its business and operations in the usual and ordinary course in a manner consistent with past practice.

          (k) Cooperation. Carmanah will cooperate, and cause its respective Affiliates, officers, employees, agents, auditors and other representatives to cooperate, with each Standby Purchaser or any of their respective Affiliates by providing such information and assistance at such time and to the extent reasonably requested by any such Persons (and in any event as soon as practicable following such request) in connection with the preparation and filing by any such Person of any return, declaration, report or similar statement (including any attached schedules) required to be filed by such Person with respect to its holdings, or disposition of any of its holdings, from time to time of Rights, Rights Shares or other securities of Carmanah.

          (l) Furnishing Information. So long as any of the Rights Shares or Standby Rights Shares held by a Standby Purchaser or Affiliate thereof shall, at any time, constitute “restricted securities” within the meaning of Rule 144(a)(3), upon written request, Carmanah shall (regardless of whether Carmanah is at such time subject to Sections 13 or 15(d) of the 1934 Act, or exempt from reporting under the 1934 Act pursuant to Rule 12g3-2(b) of the 1934 Act) provide to any holder, beneficial owner or prospective purchaser of such securities, the information required to be delivered pursuant to Rule 144A(d)(4) to facilitate the resale of such securities pursuant to Rule 144A.

          (m) Resales. In addition to the other covenants of Carmanah set forth herein, Carmanah agrees to the following in connection with any sale or proposed sale (each a “Sale”) of Rights Shares or Standby Rights Shares (the “Standby Purchaser Common Shares”) by any Standby Purchaser or any of their respective Affiliates (each a “Seller”) to any Person or on the TSX:

               (i) Carmanah will not object to the Sale, provided that such Sale is conducted in accordance with all applicable Securities Laws, demonstrated to the satisfaction of Carmanah, acting reasonably.

               (ii) If true at such time, Carmanah will provide the Seller, promptly upon Seller’s request, a certificate stating that (A) the Standby Purchaser Common Shares are not of the same class as securities listed on a national securities exchange registered under Section 6 of the 1934 Act, or quoted in a U.S. automated inter-dealer quotation system, or securities convertible or exchangeable for securities so listed or quoted; (B) Carmanah is a “foreign issuer” within the meaning of Rule 902(e) of Regulation S; (C) Carmanah has not engaged in any “directed selling efforts” in the U.S. within the meaning of Rule 902(c) of Regulation S; and (D) there is no “substantial U.S. market interest” with respect to the class of securities to be offered or sold within the meaning of Rule 902(j) of Regulation S.

               (iii) Following the closing, Carmanah will not engage in “directed selling efforts” in the U.S. with respect to the Standby Purchaser Common Shares.

               (iv) Carmanah represents and warrants that it has reviewed this Section 3.1(m) with its attorneys and the Agent and any other party whose approval or other efforts may be necessary in order to effectuate a Sale and that all such Persons have approved the procedures set forth in this Section 3.1(m) .

               (v) Carmanah will use its commercially reasonable efforts to cause the Agent and any other Person whose approval or efforts may be necessary in order to effectuate a Sale to so approve, process and effectuate the Sale, and Carmanah will, and will cause the Agent to, cooperate in the removal of restrictive transfer legends to the extent permissible under applicable Securities Laws.

               (vi) If Carmanah ceases to qualify as a “foreign issuer” within the meaning of Rule 902(e) of Regulation S, then each U.S. Standby Purchaser holding Standby Purchaser Common Shares that are “restricted securities” within the meaning of Rule 144 under the 1933 Act and that such U.S. Standby Purchaser cannot otherwise freely sell under Rule 144 under the 1933 Act may demand registration under the 1933 Act for the resale of such Standby Purchaser Common Shares. Upon such demand, Carmanah will use its reasonable efforts to register such Standby Purchaser Common Shares for resale under the 1933 Act. Carmanah will not be required to file more than one registration statement pursuant to this section per U.S. Standby Purchaser, or to maintain it in effect for more than 12 months. Upon receipt of a demand for registration pursuant to this section, Carmanah will provide notice of same to all other U.S. Standby Purchasers holding Standby Purchaser Common Shares eligible for registration hereunder, and include in the registration statement such Standby Purchaser Common Shares, if any, as those other U.S. Standby Purchasers may elect. Notwithstanding the foregoing, Carmanah will not be required to file a registration statement under the 1933 Act if both (a) it is not then subject to reporting requirements under the 1934 Act, and (b) the amount requested to be registered consists of fewer than 2,000,000 shares, with an aggregate market value of less than $250,000.

               (vii) In connection with any Sale that is not effectuated on the TSX, Carmanah agrees, subject to compliance with applicable Securities Laws to use commercially reasonable efforts to assist the Seller in effectuating such sale, including by making available to any offerees or prospective purchasers (A) such information regarding Carmanah and its business, operations and financial condition as the Seller may reasonably request, (B) members of management to discuss the business, operations and financial condition of Carmanah, and (C) such other information as the Seller may reasonably request in order to facilitate such Sale. Notwithstanding the foregoing, subject to Section 3.1(m)(vi), Carmanah will not be required to (i) assist a Seller in identifying or soliciting any offerees or prospective purchasers, (ii) file any registration statement, prospectus or any similar document in any jurisdiction, (iii) take any action that would result in Carmanah becoming subject to reporting or disclosure obligations to which it is not already subject, or (iv) disclose any material non-public information.

               (viii) Carmanah will not register or grant to any Standby Purchaser or any third party the right to cause Carmanah to effect the registration under the 1933 Act of any securities of Carmanah unless Carmanah extends to every other Standby Purchaser the right to cause Carmanah to simultaneously register their Standby Purchaser Common Shares under the 1933 Act on terms at least as favorable to those offered to such Standby Purchaser or third party.

          (n) Corporate Existence. In the event of a merger, consolidation or sale of all or substantially all of its assets, Carmanah will use its commercially reasonable efforts to ensure that the surviving successor entity in such transaction assumes its obligations hereunder.

ARTICLE 4
REPRESENTATIONS, WARRANTIES AND ADDITIONAL COVENANTS OF CARMANAH

     4.1 Carmanah represents, warrants and covenants to the Standby Purchasers that:

          (a) Carmanah and each of its subsidiaries has been duly organized and is validly existing and has all requisite power to conduct its business as currently conducted and is duly qualified to transact business and is in good standing in each jurisdiction in which the material conduct of its business or its ownership or leasing of material property requires such qualification.

          (b) The authorized capital of Carmanah consists of an unlimited number of Shares, of which there were, as of the Business Day immediately prior to the date hereof, 50,294,200 Shares issued and outstanding. Except as described in this subsection (b) and other than the Standby Purchasers and their respective designates as contemplated by this Agreement, no Person has any agreement or option or any right or privilege (whether by law, preemptive or contractual) capable of becoming an agreement or option for the purchase from Carmanah, of any Shares or other securities of Carmanah other than stock options granted pursuant to Carmanah’s equity incentive plans and other convertible, exchangeable securities outstanding as of the date hereof.

          (c) When issued and delivered to the respective purchaser and paid for by the respective purchaser in accordance with the terms and conditions of the Rights Offering or the terms and conditions of this Agreement, the Standby Purchaser Common Shares will be validly issued, fully paid and non-assessable and will be free and clear of all liens, pledges, claims, encumbrances, security interests and other restrictions, except for any restrictions on resale or transfer imposed by applicable Securities Laws. The issuance of the Standby Purchaser Common Shares will not be subject to any pre-emptive or similar rights (it being acknowledged by the Standby Purchasers that the number of Standby Purchaser Common Shares that they may be entitled to receive pursuant to this Agreement will depend on the number of Rights Shares issued to Other Purchasers prior to the Expiry Time).

          (d) Carmanah will reserve and set aside sufficient Shares in its treasury to issue the Standby Purchaser Common Shares and upon issuance thereof and receipt by Carmanah of payment therefor, the Standby Purchaser Common Shares will, at the time of issuance be duly and validly issued as fully paid and non-assessable.

          (e) The execution, delivery and performance by Carmanah of this Agreement:

               (i) has been duly authorized by all necessary corporate action on its part;

               (ii) does not (and would not with the giving of notice, the lapse of time or the happening of any other event or condition) violate its constating documents or by-laws or any resolution of the directors or shareholders of Carmanah or result in a breach of, a violation of, or constitute a default under, or conflict with, any provision of any material indenture, mortgage, note, agreement (written or oral), contract, joint venture, partnership agreement, lease, judgment, decree, order, licence or other material instrument to which Carmanah or any of its subsidiaries is a party or by which Carmanah or any of its subsidiaries or any of their respective properties or assets is bound; and

               (iii) will not result in the violation of any applicable Law;

excluding such breaches, violations or conflicts that would not, individually or in the aggregate, result in a Material Adverse Change or have a material adverse effect on the Rights Offering or on the other transactions contemplated hereunder.

          (f) This Agreement has been duly executed and delivered by Carmanah and constitutes a legal, valid and binding obligation of Carmanah, enforceable against it in accordance with its terms, subject only to:

               (i) any limitation under applicable Laws relating to bankruptcy, insolvency, arrangements or other laws of general application affecting the enforcement of creditors’ rights; and

               (ii) the discretion that a court may exercise in the granting of equitable remedies such as specific performance and injunction.

          (g) Carmanah is a reporting issuer (or equivalent where applicable) in good standing in all of the Canadian Qualifying Jurisdictions and is in compliance in all material respects with all continuous and timely disclosure obligations under applicable Securities Laws of the Canadian Qualifying Jurisdictions, and, without limiting the generality of the foregoing, there has not occurred any Material Adverse Change since January 1, 2013 that has not been publicly disclosed, and except to the extent that information contained in a document is superseded by a document filed subsequently pursuant to Securities Laws, none of the documents filed by or on behalf of Carmanah pursuant to Securities Laws since January 1, 2013 contain a Misrepresentation at the date thereof.

          (h) Carmanah is qualified to file a prospectus in the form of a short form prospectus pursuant to the provisions of National Instrument 44-101 — Short Form Prospectus Distributions.

          (i) Each of the consolidated financial statements of Carmanah contained in the Public Documents (in each case, as amended through the date hereof), including those contained in each Public Document filed after the date hereof until the Closing Date: (i) complies or, when filed, will comply as to form in all material respects with all Securities Laws of the provinces and territories of Canada; (ii) has been or, when filed, will have been prepared in accordance with International Financial Reporting Standards applied on a consistent basis with those of the comparable prior period (except as may be permitted by applicable Securities Laws and indicated in the notes thereto); and (iii) fairly presents, or when filed will fairly present, in all material respects, the consolidated financial position of Carmanah and its subsidiaries as at the respective dates thereof and the consolidated results of operations and cash flows for the periods indicated, except that the unaudited interim financial statements may omit notes which are not required in unaudited financial statements and are subject to normal and recurring year-end adjustments. As of the time they were filed, or as subsequently amended or superseded by a filing prior to the date of this Agreement, none of the documents publicly filed by or on behalf of Carmanah under Carmanah’s profile on SEDAR on or after January 1, 2013, including without limitation the Public Documents, contained any Misrepresentation.

          (j) No order ceasing or suspending the trading of Carmanah’s securities is outstanding against Carmanah or any of its directors, officers or promoters.

          (k) No consent, approval, order or authorization of, or declaration with any Governmental Entity or any third party is required by or with respect to Carmanah or any of its Affiliates in connection with the execution and delivery of this Agreement or the consummation of the transactions by Carmanah contemplated hereby, other than the consents, approvals, or authorizations that may be required by the Securities Laws of any Qualifying Jurisdictions, all of which will be received by Carmanah on or prior to the Closing Date and other than any customary post-closing filings in the United States in connection with the issuance of the Standby Purchaser Common Shares all of which has been or will be timely filed.

          (l) Carmanah is not in violation in any material respect of any of the rules and policies of the TSX, including (without limitation) the applicable listing requirements of the TSX, and its Shares are currently listed thereon.

          (m) There are no legal or governmental proceedings pending, or to Carmanah’s knowledge, threatened to which Carmanah or any of its subsidiaries is a party and which, if determined adversely, would result in a Material Adverse Change, other than proceedings accurately described in all material respects in the Public Documents, and proceedings that would not have a material adverse effect on the power or ability of Carmanah to perform its obligations under this Agreement or to consummate the transactions contemplated by this Agreement.

          (n) Carmanah is not in material violation of any term or provision of the constating documents or by-laws of Carmanah or any resolution of the directors or shareholders of Carmanah or any material contract, mortgage, note, indenture, joint venture or partnership arrangement, agreement (written or oral) or other material instrument to which Carmanah or any of its subsidiaries is a party or by which Carmanah or any of its subsidiaries or any of their respective properties or assets is bound or any applicable Law excluding (as to Section 4.1(i)) such breaches, violations or conflicts that have been disclosed in the Public Documents or that would not individually or in the aggregate, have a material adverse effect on Carmanah.

          (o) At the time of filing of the Final Prospectus and at the Closing Time on the Closing Date, the Final Prospectus will (i) constitute full, true and plain disclosure of all material facts (as such term is defined in the Securities Act) relating to Carmanah and its Shares, (ii) will comply with Securities Laws of the Canadian Qualifying Jurisdictions, and (iii) shall not contain any Misrepresentations, provided that the foregoing (ii) and (iii) will not apply to any information contained in the Final Prospectus relating to any Standby Purchaser that such Standby Purchaser has provided for inclusion in such Final Prospectus.

     4.2 Compliance with U.S. Securities Laws.

          (a) Carmanah is a foreign private issuer as that term is defined in Rule 405 under the 1933 Act.

          (b) Carmanah is not, and upon the issuance and sale of the Securities as herein contemplated and the application of the net proceeds therefrom as described in the Prospectus will not be, registered or required to register as an “investment company” within the meaning of the U.S. Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.

          (c) Carmanah agrees that upon the original issuance of the Standby Purchaser Common Shares to each of the U.S. Standby Purchasers, and until such time as is no longer required under applicable requirements of the 1933 Act or applicable state laws, all certificates issued to such Standby Purchasers representing such securities, and all certificates issued in exchange therefor or in substitution thereof, will bear, on the face of such certificates, the following legend (the “Restrictive Legend”):

“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “U.S. SECURITIES ACT”) OR THE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES. THE HOLDER HEREOF, BY PURCHASING SUCH SECURITIES, AGREES FOR THE BENEFIT OF CARMANAH TECHNOLOGIES CORPORATION THAT SUCH SECURITIES MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE U.S. SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAWS. THE PRESENCE OF THIS LEGEND MAY IMPAIR THE ABILITY OF THE HOLDER HEREOF TO EFFECT “GOOD DELIVERY” OF THE SECURITIES REPRESENTED HEREBY ON A CANADIAN STOCK EXCHANGE.”

provided, that if such Standby Purchaser Common Shares are being sold outside the United States in compliance with the requirements of Rule 904 of Regulation S at a time when Carmanah is a “foreign issuer” as defined in Rule 902(e) of Regulation S at the time of sale, the legend set forth above may be removed by providing an executed declaration to Carmanah and Carmanah’s registrar and transfer agent, in substantially the form set forth as Schedule A attached hereto (or in such other forms as Carmanah may reasonably prescribe from time to time) and, if requested by Carmanah or the transfer agent, an opinion of counsel of recognized standing in form and substance reasonably satisfactory to Carmanah and the transfer agent to the effect that such sale is being made in compliance with Rule 904 of Regulation S; and provided, further, that, if any such Standby Purchaser Common Shares are being sold pursuant to Rule 144 under the 1933 Act, if available, and in compliance with any applicable state securities laws, the legend may be removed by delivery to Carmanah and its registrar and transfer agent of an opinion of counsel of recognized standing reasonably satisfactory to Carmanah and its registrar and transfer agent to the effect that such legend is no longer required under applicable requirements of the 1933 Act.

     4.3 Survival. All representations and warranties of Carmanah contained herein or contained in any document delivered pursuant to this Agreement or in connection with the Rights Offering herein contemplated, will survive the completion of the purchase of Standby Rights Shares by the Standby Purchasers and will continue in full force and effect for a period of 12 months notwithstanding any investigation, inquiry or other steps which may be taken by or on behalf of the Standby Purchasers.

ARTICLE 5
REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE STANDBY PURCHASERS

     5.1 Representations. Each of the Standby Purchasers represents, warrants and covenants, as applicable, on a several and not joint basis, to Carmanah that:

          (a) Such Standby Purchaser is legally competent to execute this Agreement and to take all actions pursuant hereto.

          (b) The execution, delivery and performance by such Standby Purchaser of this Agreement:

               (i) has been duly authorized by all necessary action on its part;

               (ii) does not (and would not with the giving of notice, the lapse of time or the happening of any other event or condition) result in a breach or a violation of, or conflict with, any of the terms or provisions of any agreement or instrument to which such Standby Purchaser is a party that would, individually or in the aggregate, have a material adverse effect on the ability of it to perform its obligations hereunder; and

               (iii) will not result in the violation of any applicable Law that would individually or in the aggregate have a material adverse effect on the ability of it perform its obligations hereunder.

          (c) This Agreement has been duly executed and delivered by such Standby Purchaser and constitutes a legal, valid and binding obligation of such Standby Purchaser, enforceable against it in accordance with its terms, subject only to:

               (i) any limitation under applicable Laws relating to bankruptcy, insolvency, arrangement or other laws of general application affecting the enforcement of creditors’ rights; and

               (ii) the discretion that a court may exercise in the granting of equitable remedies such as specific performance and injunction.

          (d) No consent, approval, order or authorization of, or declaration with, any Governmental Entity is required by or with respect to such Standby Purchaser in connection with the execution and delivery of this Agreement or the consummation of the transactions by such Standby Purchaser contemplated hereby, other than:

               (i) as may be required by any Securities Laws in the Canadian Qualifying Jurisdictions; and

               (ii) as may be required by any Securities Commission in the Canadian Qualifying Jurisdictions or with any competition or antitrust authority,

except where the failure to obtain such consents, approvals, orders or authorizations of, or make such declarations with, any Governmental Entity, individually or in the aggregate, would not have a material adverse effect on the ability of such Standby Purchaser to perform its obligations hereunder.

          (e) The Standby Purchaser has provided to Carmanah evidence in the form of a letter addressed to the applicable Securities Commissions or such other documentation as may be reasonably required by them, that such Standby Purchaser has the financial ability to carry out the “standby commitment” (as defined under National Instrument 45-101 - Rights Offerings of the Canadian Securities Administrators (“NI 45-101”)) constituted by this Agreement, as required by Part 6 of NI 45-101.

          (f) The Standby Purchasers will exercise their respective Basic Subscription Privileges, if any, in full.

          (g) As of the date hereof, none of JDM, TMH, Bruder, Opallo or Riklis, as applicable, own or beneficially own, directly or indirectly, or exercise control over, any securities of Carmanah, and prior to the Closing Date none of Opallo, Bruder or Riklis will purchase any Shares or take any action that would limit their respective purchase obligations under Section 10.2 by reason of the cap on subscription set out in Section 2.9.

          (h) Subject to the provisions of this Agreement, such Standby Purchaser has had access to such information concerning Carmanah as such Standby Purchaser has considered necessary to enter into this Agreement and to undertake its obligations hereunder (provided that it is acknowledged and agreed that Carmanah shall publicly disclose on or prior to the date on which the initial mailing of the Final Prospectus is made in the Canadian Qualifying Jurisdictions to Carmanah shareholders as of the Record Date any such information that may theretofore constitute material nonpublic information).

          (i) Such Standby Purchaser is a sophisticated investor with experience investing in companies similar to Carmanah. Such Standby Purchaser has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Securities and is able to bear the economic risks of such investment, including the potential loss of the investment.

          (j) If required under applicable Laws or Securities Laws or under the rules and policies of the TSX, the Standby Purchaser will use commercially reasonable efforts to execute, deliver and file and otherwise assist Carmanah in filing such required reports and such other required documents with respect to the issue of the Rights, the Rights Shares and Standby Rights Shares, provided that Carmanah acknowledges and agrees that it has not engaged any Standby Purchaser to act as underwriter (as defined under applicable Securities Laws) and each Standby Purchaser will not be required to sign a certificate in the Prospectus in that capacity or any other capacity.

          (k) Each of the U.S. Standby Purchasers:

               (i) understands that that any Standby Purchaser Common Shares acquired by it have not been and will not be registered under the 1933 Act and that the sale to it contemplated hereby is being made in reliance on a private placement exemption;

               (ii) has received a copy, for its information only, of the Prospectus;

               (iii) is an “accredited investor” as defined in Rule 501 under the 1933 Act;

               (iv) acknowledges that it is not purchasing the Standby Purchaser Common Shares as a result of any general solicitation or general advertising, including advertisements, articles, notices or other communications published on the internet or in any newspaper, magazine or similar media or broadcast over radio or television or the internet, or any seminar or meeting whose attendees have been invited by general solicitation or general advertising;

               (v) agrees that it will not offer, sell or otherwise transfer any of the Standby Purchaser Common Shares, directly or indirectly, unless:

                    (1) the sale is to Carmanah; or

                    (2) (i) the sale is to a “qualified institutional buyer” within the meaning of Rule 144A, in compliance with the requirements of Rule 144A, and (ii) a purchaser’s letter containing representations, warranties and agreements substantially similar to those contained in Section 2.6 and this Section 5.1(k) (except that such purchaser’s letter need not contain the representation set forth in paragraph 5.1(k)(ii) above, should refer to reliance upon Rule 144A, and should certify that the purchaser is a qualified institutional buyer) if executed by the purchaser and delivered to Carmanah prior to the sale; or

                    (3) the sale is made outside the U.S. in compliance with the requirements of Regulation S and in compliance with applicable local laws and regulations; or

                    (4) the sale is made pursuant to an exemption from registration by Rule 144, if available; or

                    (5) the sale is made in a transaction that does not require registration under the 1933 Act or any applicable U.S. state laws and regulations governing the offer and sale of securities;

and, in the case of subparagraphs (4) or (5), or, if Carmanah is not then a foreign private issuer, as that term is defined under Rule 405 under the 1933 Act, subparagraph (3), it has furnished to Carmanah and the Agent an opinion of counsel of recognized standing reasonably satisfactory to Carmanah to the effect that the sale may be effected without registration under the 1933 Act;

               (vi) understands and acknowledges that upon the original issuance of the Standby Purchaser Common Shares, and until such time as is no longer required under applicable requirements of the 1933 Act or applicable state laws, all certificates issued to it representing such securities, and all certificates issued in exchange therefor or in substitution thereof, will bear, on the face of such certificates, the Restrictive Legend; provided, that if such Standby Purchaser Common Shares are being sold outside the United States in compliance with the requirements of Rule 904 of Regulation S at a time when Carmanah is a “foreign issuer” as defined in Rule 902(e) of Regulation S at the time of sale, the Restrictive Legend may be removed by providing an executed declaration to Carmanah and Carmanah’s registrar and transfer agent, in substantially the form set forth as Schedule A attached hereto (or in such other forms as Carmanah may reasonably prescribe from time to time) and, if requested by Carmanah or the transfer agent, an opinion of counsel of recognized standing in form and substance reasonably satisfactory to Carmanah and the transfer agent to the effect that such sale is being made in compliance with Rule 904 of Regulation S; and provided, further that, if any such Standby Purchaser Common Shares are being sold pursuant to Rule 144 under the 1933 Act, if available, and in compliance with any applicable state securities laws, the Restrictive Legend may be removed by delivery to Carmanah and its registrar and transfer agent of an opinion of counsel of recognized standing reasonably satisfactory to Carmanah and its registrar and transfer agent to the effect that such legend is no longer required under applicable requirements of the 1933 Act; and

               (vii) understands that (i) Carmanah may be deemed to be an issuer that is, or that has been at any time previously, an issuer with no or nominal operations and no or nominal assets other than cash and cash equivalents (a “Shell Company”), (ii) if Carmanah is deemed to be, or to have been at any time previously, a Shell Company, Rule 144 under the 1933 Act may not be available for resales of the Standby Purchaser Common Shares, and (iii) Carmanah is not obligated to make Rule 144 under the 1933 Act available for resales of the Standby Purchaser Common Shares.

          (l) Each of the Non-U.S. Standby Purchasers (i) is not resident in the United States or a U.S. Person, (ii) was not offered the Standby Purchaser Common Shares in the United States, (iii) was not in the United States at the time the buy order for the Standby Purchaser Common Shares was or will be placed or this Agreement was executed, (iv) is not acquiring the Standby Purchaser Common Shares for the account or benefit of a Person in the United States or a U.S. Person, (v) has no intention to distribute either directly or indirectly any of the Standby Purchaser Common Shares in the United States, except in compliance with the 1933 Act and applicable state securities laws of any state of the United States; and (vi) has not acquired the Standby Purchaser Common Shares as a result of any form of directed selling efforts (as that term is used in Regulation S.

          (m) If it is an individual, it is resident at, and if it is another type of Person, it has an office at, the address set forth in Section 9.1 or otherwise confirmed to Carmanah by the Standby Purchaser, and it received and accepted the offer represented hereby in such jurisdiction.

     5.2 Survival. All representations and warranties of the Standby Purchasers contained herein or contained in any document delivered pursuant to this Agreement or in connection with the Rights Offering herein contemplated, will survive the completion of the purchase of Standby Purchaser Common Shares by the Standby Purchasers and will continue in full force and effect for a period of 12 months notwithstanding any investigation, inquiry or other steps which may be taken by or on behalf of Carmanah.

ARTICLE 6
CLOSING AND CONDITIONS

     6.1 The closing of the purchase by the Standby Purchasers and sale by Carmanah of the Standby Rights Shares to be purchased by the Standby Purchasers hereunder will be completed at the Vancouver offices of Borden Ladner Gervais LLP at 10:00 a.m. (Eastern time) (the “Closing Time”) on the Closing Date or at such other time and/or on such other date and/or at such other place as Carmanah and the Standby Purchasers may agree upon in writing. For greater certainty, the purchase of Rights Shares by the Standby Purchasers pursuant to the Basic Subscription Privilege and the Additional Subscription Privilege, if any, will occur pursuant to and via the Agent, and not pursuant to the closing procedure hereunder. On such date, and upon payment being made by the Standby Purchasers in accordance with Section 2.4, definitive certificates representing the number of Shares that is equal to the number of Standby Rights Shares to be purchased by each Standby Purchaser hereunder, or other evidence of issuance of the Standby Rights Shares to the Standby Purchasers, in a form satisfactory to the Standby Purchasers, acting reasonably, will be delivered to such Standby Purchaser by Carmanah, such certificate to be registered in the name of such Standby Purchaser or one or more designees of such Standby Purchaser, as applicable, and the Standby Fee provided for in Section 2.6 will be paid to the Standby Purchasers.

     6.2 The obligation of each Standby Purchaser to complete the closing of the transactions set out in this Agreement is subject to the following conditions being satisfied in full:

          (a) There will not be any claims, litigation, inquiries, investigations or proceedings, including (without limitation) appeals and applications for review, in progress, or to the knowledge of Carmanah, pending, commenced or threatened, by any Person that have a reasonable likelihood of success in the judgment of the Standby Purchasers or by any Governmental Entity, in respect of the Rights Offering or transactions contemplated hereby, that are materially adverse to Carmanah on a consolidated basis.

          (b) Carmanah will have made and/or obtained all necessary filings, approvals, orders, rulings and consents of all relevant securities regulatory authorities and other Governmental Entities required in connection with the Rights Offering and the purchase of Standby Rights Shares by the Standby Purchasers as contemplated by this Agreement.

          (c) The TSX shall have approved the listing of the Rights Shares and Standby Rights Shares, subject to the filing of customary documents with the TSX.

          (d) The Rights Offering and other transactions contemplated hereby will have been conducted in accordance with applicable Laws, including Securities Laws.

          (e) The Form F-7 will have been filed as provided herein and will have become and remain effective, and no stop order suspending the effectiveness thereof, or any part thereof, will have been issued and no proceeding for that purpose will have been initiated or threatened by the SEC and no notice of objection of the SEC to the use of the Form F-7 or any amendment thereto will have been received.

          (f) The issuance of the Standby Purchaser Common Shares will be exempt from the registration or qualification requirements of or will have been qualified for sale under the 1933 Act and applicable state securities laws.

          (g) The terms of the Rights Offering will not have been changed without the written consent of the Standby Purchasers.

          (h) There will be no inquiry, investigation (whether formal or informal) or other proceeding commenced by a Governmental Entity pursuant to applicable Laws in relation to Carmanah or any of its subsidiaries or in relation to any of the directors and officers of Carmanah, any of which suspends or ceases trading (which suspension or cessation of trading is continuing) in the Rights or Shares or operates to prevent or restrict the lawful distribution of the Securities (which prevention or restriction is continuing).

          (i) There will be no order issued by a Governmental Entity pursuant to applicable Laws and no change of Law, either of which suspends or ceases trading in the Rights or Shares (which suspension or cessation of trading is continuing) or operates to prevent or restrict the lawful distribution of the Rights, Rights Shares or Standby Rights Shares (which prevention or restriction is continuing).

          (j) There will have been no merger, consolidation, or sale or encumbrance of all or substantially all of the assets, of Carmanah or its subsidiaries.

          (k) The Standby Purchasers will have received, with respect to such matters as are listed on Schedule B hereto, a legal opinion dated as of the Closing Date from counsel to Carmanah.

          (l) Each Standby Purchaser will have received at the Closing Time a certificate dated the Closing Date, addressed to such Standby Purchaser and signed by an executive officer of Carmanah, certifying for and on behalf of Carmanah that:

               (i) since the respective dates as of which information is given in the Final Prospectus as amended by any Prospectus Amendment there has been no material change (actual, anticipated, contemplated or threatened, whether financial or otherwise) in the business, affairs, operations, assets, liabilities (contingent or otherwise) or capital of Carmanah and its subsidiaries on a consolidated basis, other than as disclosed in the Final Prospectus or any Prospectus Amendment, as the case may be;

               (ii) no order, ruling or determination, having the effect of suspending the sale or ceasing the trading of the Shares or any other securities of Carmanah having been issued by any Securities Commission that is continuing in effect and no inquiry, investigation (whether formal or informal) or other proceedings for that purpose having been instituted or are pending or, to the knowledge of such officers, having been contemplated or threatened under any of the Securities Laws or by any Securities Commission or other Governmental Entity;

               (iii) Carmanah has duly complied in all material respects with the terms, conditions and covenants of this Agreement on its part to be complied with up until the Closing Time; and

               (iv) the representations and warranties of Carmanah contained in this Agreement are true and correct in all material respects as of the Closing Time with the same force and effect as if made at and as the Closing Date after giving effect to the transactions contemplated by this Agreement, except for such representations and warranties which are stated to be qualified as to materiality, in which case such representations and warranties will be true and correct as of the Closing Time;

and all such matters will in fact be true and correct as at the Closing Time.

     6.3 Carmanah agrees that the conditions contained in Section 6.2 will be complied with so far as the same relate to acts to be performed or to be caused to be performed by Carmanah and that it will use its commercially reasonable efforts to cause such conditions to be complied with.

     6.4 The obligation of Carmanah to complete the closing of the transactions set out in this Agreement is subject to the following conditions being satisfied in full:

          (a) Each Standby Purchaser will have made and/or obtained all necessary filings, approvals, orders, rulings and consents of all relevant securities regulatory authorities and other Governmental Entities required in connection with the purchase of the Standby Rights Shares as contemplated by this Agreement.

          (b) The TSX shall have approved the listing of the Rights Shares and Standby Rights Shares, subject to the filing of customary documents with the TSX.

          (c) The Rights Offering and other transactions contemplated hereby will have been conducted in accordance with applicable Laws, including Securities Laws.

          (d) The Form F-7 will have been filed as provided herein and will have become and remain effective, and no stop order suspending the effectiveness thereof, or any part thereof, will have been issued and no proceeding for that purpose will have been initiated or threatened by the SEC and no notice of objection of the SEC to the use of the Form F-7 or any amendment thereto will have been received.

          (e) The issuance of the Standby Purchaser Common Shares will be exempt from the registration or qualification requirements of or will have been qualified for sale under the 1933 Act and applicable state securities laws.

          (f) There will be no inquiry, investigation (whether formal or informal) or other proceeding commenced by a Governmental Entity pursuant to applicable Laws in relation to Carmanah or any of its subsidiaries or in relation to any of the directors and officers of Carmanah, any of which suspends or ceases trading (which suspension or cessation of trading is continuing) in the Rights or Shares or operates to prevent or restrict the lawful distribution of the Securities (which prevention or restriction is continuing).

          (g) There will be no order issued by a Governmental Entity pursuant to applicable Laws and no change of Law, either of which suspends or ceases trading in the Rights or Shares (which suspension or cessation of trading is continuing) or operates to prevent or restrict the lawful distribution of the Rights, Rights Shares or Standby Rights Shares (which prevention or restriction is continuing).

     6.5 Each Standby Purchaser agrees that the conditions contained in Section 6.4 will be complied with so far as the same relate to acts to be performed or to be caused to be performed by the Standby Purchaser and that it will use its commercially reasonable efforts to cause such conditions to be complied with.

ARTICLE 7
TERMINATION

     7.1 Termination by Carmanah. Carmanah will be entitled to elect to terminate this Agreement by giving written notice at any time prior to the Closing Time of such election to the Standby Purchasers, if:

          (a) the conditions to closing in favour of Carmanah referred to in Section 6.4 above have not been satisfied on or before November 30, 2013;

          (b) the Final Prospectus has not been filed in each of the Canadian Qualifying Jurisdictions on or before October 18, 2013; or

          (c) the Rights Offering is otherwise terminated or cancelled or the closing (as contemplated in Article 6) has not occurred on or before November 30, 2013,

provided however that Carmanah will be entitled to make such election to terminate only if Carmanah has used reasonable efforts to comply with its obligations under this Agreement which directly or indirectly relate to the relevant termination right which are required to have been performed prior to the time of giving such notice to the Standby Purchasers.

     7.2 Termination by the Standby Purchasers. Any of the Standby Purchasers will be entitled by giving written notice to Carmanah at any time prior to the Closing Time, to terminate and cancel, without any liability on their part, their respective obligations under this Agreement, if,

          (a) any inquiry, investigation (whether formal or informal) or other proceeding is commenced by a Governmental Entity pursuant to applicable Laws in relation to Carmanah or any of its subsidiaries, or in relation to any of the directors or officers of Carmanah, any of which suspends or ceases trading in the Rights or other Securities or operates to prevent or restrict the lawful distribution of the Securities;

          (b) any order is issued by a Governmental Entity pursuant to applicable Laws, or if there is any change of Law, either of which suspends or ceases trading in any of the Rights or other Securities or operates to prevent or restrict the lawful distribution of any of the Rights or other Securities issuable upon exercise of the Rights;

          (c) any Material Adverse Change occurs at any time following the execution of the Agreement by the Standby Purchasers;

          (d) the Shares or the Rights are de-listed or suspended or halted for trading for a period greater than one Business Day for any reason by the TSX at any time prior to the closing of the Rights Offering;

          (e) the conditions to closing in favour of the Standby Purchasers referred to in Section 6.2 above have not been satisfied on or before November 30, 2013;

          (f) the Final Prospectus has not been filed in each of the Canadian Qualifying Jurisdictions on or before October 18, 2013; or

          (g) the Rights Offering is otherwise terminated or cancelled or the closing (as contemplated in Article 6) has not occurred on or before November 30, 2013.

Notwithstanding any other provision hereof, should Carmanah or the Standby Purchasers validly terminate this Agreement pursuant to, and in accordance with, this Article 7, the obligations of both Carmanah and the Standby Purchasers under this Agreement will terminate and there will be no further liability on the part of the Standby Purchasers to Carmanah or on the part of Carmanah to the Standby Purchasers hereunder (except for any liability of any party that exists at such time or that may arise thereafter pursuant to Article 8 or Section 10.1, which shall survive any such termination).

ARTICLE 8
INDEMNIFICATION

     8.1 Carmanah covenants and agrees to protect, indemnify and hold harmless each of the Standby Purchasers for and on behalf of itself and for and on behalf of and in trust for each of its directors, officers, employees, agents and shareholders from and against any and all losses, claims, damages, liabilities, costs or expenses caused or incurred:

          (a) by reason of or in any way arising, directly or indirectly, out of any Misrepresentation or alleged Misrepresentation in the Prospectus;

          (b) by reason of or in any way arising, directly or indirectly, out of any order made or inquiry, investigation or proceeding commenced or threatened by any Securities Commission, or other competent authority in Canada or the United States or before or by any Governmental Entity, based upon or relating to any Misrepresentation or alleged Misrepresentation in the Prospectus, or any other document filed with the Canadian Securities Commissions in connection with the Rights Offering or the Prospectus, or relating to the Rights Offering, the issuance and sale of the Standby Rights Shares or other transactions contemplated in this Agreement including, without limitation, any actions taken or statements made by or on behalf of Carmanah in connection with the Rights Offering, the issuance and sale of the Standby Rights Shares or the other transactions contemplated in this Agreement other than any Misrepresentation or alleged Misrepresentation relating to the Standby Purchasers furnished in writing by the Standby Purchasers expressly for inclusion in the Prospectus;

          (c) the non-compliance or alleged non-compliance by Carmanah with any requirement of the Securities Laws or any other applicable Laws in connection with the Rights Offering, the issuance and sale of the Standby Rights Shares or the other transactions contemplated in this Agreement, including (without limitation) Carmanah’s non-compliance with any statutory requirement to make any document available for inspection; and

          (d) by reason of, or in any way arising, directly or indirectly, out of any breach or default of or under any representation, warranty, covenant or agreement of Carmanah contained herein.

     8.2 Each Standby Purchaser, severally and not jointly, covenants and agrees to protect, indemnify and hold harmless Carmanah for and on behalf of itself and for and on behalf of and in trust for each of Carmanah’s directors, officers, employees and agents from and against any and all losses, claims, damages, liabilities, costs or expenses caused or incurred by reason of, or in any way arising, directly or indirectly, out of any breach or default of or under any representation, warranty, covenant or agreement of such Standby Purchaser contained herein or any misrepresentation in the information in the Prospectus provided by the Standby Purchaser expressly for inclusion in the Prospectus.

     8.3 In the event that any claim, action, suit or proceeding, including, without limitation, any inquiry or investigation (whether formal or informal), is brought or instituted against any of the Persons in respect of which indemnification is or might reasonably be considered to be provided for herein, such Person (an “Indemnified Party”) will promptly notify the Person from whom indemnification is being sought (being either Carmanah under Section 8.1 or the applicable Standby Purchaser under Section 8.2, as the case may be (the “Indemnifying Party”)) and the Indemnifying Party will promptly retain counsel who will be reasonably satisfactory to the Indemnified Party to represent the Indemnified Party in such claim, action, suit or proceeding, and the Indemnifying Party will pay all of the reasonable fees and disbursements of such counsel relating to such claim, action, suit or proceeding. The failure to give prompt notice shall not relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure.

     8.4 In any such claim, action, suit or proceeding, the Indemnified Party will have the right to retain other counsel to act on his or its behalf, provided that the fees and disbursements of such other counsel will be paid by the Indemnified Party unless:

          (a) the Indemnifying Party and the Indemnified Party will have mutually agreed to the retention of such other counsel;

          (b) the named parties to any such claim, action, suit or proceeding (including, without limitation, any added, third or impleaded parties) include both the Indemnifying Party and the Indemnified Party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them (such as the availability of different defenses); or

          (c) the Indemnifying Party fails to retail counsel as contemplated by Section 8.3 within 15 days of receiving notice as contemplated by Section 8.3.

     8.5 Subject to Section 8.4, it is understood and agreed that the Indemnifying Party will not, in connection with any claim, action, suit or proceeding referred to in Section 8.4 commenced in the same jurisdiction, be liable for the reasonable fees and expenses of more than one separate legal firm (in addition to local counsel) for all Persons in respect of which indemnification is or might reasonably be considered to be provided for herein and such firm will be designated in writing by the Indemnified Party (on behalf of itself and its directors, trustees, officers, employees and agents).

     8.6 Notwithstanding anything herein contained, no Indemnified Party will agree to any settlement of any claim, action, suit, proceeding, inquiry or investigation in respect of which indemnification is or might reasonably be considered to be provided for herein, unless the Indemnifying Party has consented in writing thereto, and the Indemnifying Party will not be liable for any settlement of any such claim, action, suit, proceeding, inquiry or investigation unless it has consented in writing thereto.

     8.7 If the indemnification provided for in this Article 8 is held by a court of competent jurisdiction to be unavailable to an Indemnified Party with respect to any losses, claims, damages or liabilities referred to herein, the Indemnifying Party, in lieu of indemnifying such Indemnified Party thereunder, will to the extent permitted by Law contribute to the amount paid or payable by such Indemnified Party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party on the one hand and of the Indemnified Party on the other in connection with the act or omission that resulted in such loss, claim, damage or liability, as well as any other relevant equitable considerations. The relative fault of the Indemnifying Party and of the Indemnified Party will be determined by a court of law by reference to, among other things, whether the untrue or alleged untrue statement of material fact or the omission to state a material fact relates to information supplied by the Indemnifying Party or by the Indemnified Party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

     8.8 The obligations of Carmanah and the Standby Purchasers under this Article 8 will survive completion of any offerings described herein and the termination of this Agreement. No Indemnifying Party, in the defense of any such claim or litigation, will, except with the consent of the Indemnified Party, consent to entry of any judgment or enter into any settlement which (i) does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation, or (ii) includes an admission of guilt, finding of liability or other non-monetary relief.

     8.9 To the extent any indemnification by an Indemnifying Party is prohibited or limited by Law, the Indemnifying Party agrees to make the maximum contribution with respect to any amounts for which it would otherwise be liable under this Article 8 to the fullest extent permitted by Law; provided, however, that no person guilty of fraudulent misrepresentation will be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

ARTICLE 9
NOTICE

     9.1 Notice. Any notice or other communication required or permitted to be given hereunder will be in writing and will be personally delivered or sent by electronic or facsimile transmission as set forth below, or to such other address, facsimile number or Person as may be designated by notice.

          (a) In the case of Carmanah:

Carmanah Technologies Corporation
250 Bay Street
Victoria, British Columbia
V9A 3K5

Attention: Chief Executive Officer
Fax: 250-380-0062

With a copy to:

Borden Ladner Gervais LLP
1200 Waterfront Centre
200 Burrard Street
P.O. Box 48600
Vancouver, British Columbia
V7X 1T2 Canada

Attention: Nigel Cave
Fax: 604-622-5864

          (b) In the case of the Standby Purchasers:

MUUS Holdings LLC
P.O. Box 574
Southport, Connecticut
06890 United States of America

Attn: Michael Sonnenfeldt
Fax: 646-349-3742

With a copy to:

McMillan LLP
Suite 1500, Royal Centre
1055 West Georgia Street
Vancouver, British Columbia
V6E 4N7 Canada

Attn: Leo Raffin
Fax: 604-893-2356

John Simmons
2941 Seaview Road
Victoria, British Columbia
V8N 1L2 Canada

Attn: John Simmons
Fax: 250-380-0062

With a copy to:

McMillan LLP
Suite 1500, Royal Centre

1055 West Georgia Street
Vancouver, British Columbia
V6E 4N7 Canada

Attn: Leo Raffin
Fax: 604-893-2356

JDM Investment Holdings Inc.
c/o Trimin Capital Corp.
Suite 3400, 2 Bloor Street West
Toronto, Ontario
M4W 3E2 Canada

Attn: James Meekison
Fax: 416-963-8788

With a copy to:

McMillan LLP
Suite 1500, Royal Centre
1055 West Georgia Street
Vancouver, British Columbia
V6E 4N7 Canada

Attn: Leo Raffin
Fax: 604-893-2356

TMH Capital Corp.
4055 West 37th Avenue
Vancouver, British Columbia
V6N 2W6 Canada

Attn: Terry M. Holland
Fax: 604-682-7394

With a copy to:

McMillan LLP
Suite 1500, Royal Centre
1055 West Georgia Street
Vancouver, British Columbia
V6E 4N7 Canada

Attn: Leo Raffin

Fax: 604-893-2356

Ron Bruder
c/o McMillan LLP
Suite 1500, Royal Centre
1055 West Georgia Street
Vancouver, British Columbia
V6E 4N7 Canada

Attn: Leo Raffin
Fax: 604-893-2356

Opallo Investment Limited
8 Rothschild Boulevard
Tel Aviv, Israel

Attn: Gil Erez
Fax: 972-3-5164097

With a copy to:

McMillan LLP
Suite 1500, Royal Centre
1055 West Georgia Street
Vancouver, British Columbia
V6E 4N7 Canada

Attn: Leo Raffin
Fax: 604-893-2356

Marcia Riklis
c/o Friedman Kaplan Seiler & Adelman LLP
7 Times Square
New York, New York
10036-6516 United States of America

Attn: Barry A. Adelman
Fax: 212-373-7907

With a copy to:

McMillan LLP
Suite 1500, Royal Centre
1055 West Georgia Street

Vancouver, British Columbia
V6E 4N7 Canada

Attn: Leo Raffin
Fax: 604-893-2356

     9.2 Receipt of Notice. Notice will be deemed to be given on the day of actual delivery or the day of electronic or facsimile transmission, as the case may be, or if not a Business Day, on the next Business Day.

ARTICLE 10
GENERAL

     10.1 Expenses. Carmanah will be responsible for all expenses related to the Rights Offering, whether or not it is completed, including, without limitation, all fees and disbursements of its legal counsel, fees and disbursements of its accountants and auditors, printing costs, translation fees, filing fees and all reasonable fees and disbursements of legal counsel to the Standby Purchasers and reasonable out-of-pocket expenses incurred by the Standby Purchasers.

     10.2 Obligations Several. Carmanah agrees that the obligations of the Standby Purchasers hereunder are several and not joint or joint and several, and that the Standby Purchasers’ individual obligations in respect of the Standby Commitment are, subject to Section 2.9 and less any amounts paid by a Standby Purchaser under the Basic Subscription Privilege and Additional Subscription Privilege, as follows:

MUUS Holdings LLC	$1,800,000
John Simmons	$700,000
JDM Investment Holdings Inc.	$1,000,000
TMH Capital Corp.	$500,000
Ronald Bruder	$500,000
Opallo Investment Limited	$500,000
Marcia Riklis	$500,000

             and subject to any reallocation as agreed upon by the Standby Purchasers in their sole discretion.

     10.3 Publicity. The Standby Purchasers will be given a reasonable opportunity to review and comment on any disclosure by Carmanah which makes reference to the Standby Purchasers or which discloses the details of the subscriptions by the Standby Purchasers under the Rights Offering or the Standby Commitment.

     10.4 Further Assurances. The parties hereto agree to do all such things and take all such actions as may be reasonably necessary or desirable to give full force and effect to the matters contemplated by this Agreement.

     10.5 Assignment. This Agreement may not be assigned by any party hereto, by operation of law or otherwise, without the prior written consent of the other parties hereto.

     10.6 Enurement. This Agreement will enure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

     10.7 Waiver. Failure by any party hereto to insist in any one or more instances upon the strict performance of any one of the covenants or rights contained herein will not be construed as a waiver or relinquishment of such covenant or right. No waiver by any party hereto of any such covenant or right will be deemed to have been made unless expressed in writing and signed by the waiving party.

     10.8 Amendments. No term or provision hereof may be amended, discharged or terminated except by an instrument in writing signed by the party against which the enforcement of the amendment, discharge or termination is sought.

     10.9 Counterparts and Facsimile. This Agreement may be executed in several counterparts and by facsimile, electronic mail or other electronic transmission, each of which when so executed will be deemed to be an original and such counterparts and facsimiles, electronic mail or other electronic transmissions together will constitute one and the same instrument and notwithstanding their date of execution they will be deemed to be dated as of the date hereof. This Agreement will be deemed to have been entered into and to have become effective at the location at which the Standby Purchasers will have signed an original, counterpart or facsimile version thereof, without regard to the place at which Carmanah will have signed same.

     10.10 Time. Time will be of the essence of this Agreement.

     10.11 Entire Agreement. This Agreement and any other agreements and other documents referred to herein and delivered in connection herewith, constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, between the parties with respect to the subject matter hereof.

     10.12 Language. The parties hereby confirm their express wish that this document and all documents and agreements directly or indirectly related thereto be drawn up in English. Les parties reconnaissent qu’à leur demande le présent document ainsi que tous les documents et conventions qui s’y rattachent directement ou indirectement sont rédigés en langue anglaise.

[The rest of this page has been intentionally left blank]

     IN WITNESS WHEREOF the parties hereto have caused this Agreement to be duly executed and delivered by their authorized officers as of the date first written above.

CARMANAH TECHNOLOGIES
CORPORATION

By:	/s/ John Simmons
Name:	John Simmons
Title:	Chief Executive Officer

MUUS HOLDINGS LLC

By:	/s/ Michael Sonnenfeldt
Name:	Michael Sonnenfeldt
Title:	Managing Member

JOHN SIMMONS

/s/ John Simmons

JDM INVESTMENT HOLDINGS INC.

By:	/s/ James Meekison
Name:	James Meekison
Title:	Director

TMH CAPITAL CORP.

By:	/s/ Terry Holland
Name:	Terry Holland
Title:	Director

RON BRUDER

/s/ Ron Bruder

OPALLO INVESTMENT LIMITED

By:	/s/ Gil Erez
Name:	Gil Erez
Title:	Investment Advisor

MARCIA RIKLIS

/s/ Marcia Riklis

SCHEDULE A

FORM OF DECLARATION FOR REMOVAL OF LEGEND

TO: CARMANAH TECHNOLOGIES CORPORATION (the “Corporation”).

AND TO: Registrar and transfer agent for the common shares of the Corporation The undersigned (A) acknowledges that the sale of ___________________________(the “Securities”) of the Corporation, represented by certificate number __________________________, to which this declaration relates was made in reliance on Rule 904 of Regulation S under the United States Securities Act of 1933, as amended (the “U.S. Securities Act”), and (B) certifies that (1) the undersigned is not an "affiliate" of the Corporation (as that term is defined in Rule 405 under the U.S. Securities Act); (2) the offer of such Securities was not made to a person in the United States and either (a) at the time the buy order was originated, the buyer was outside the United States, or the seller and any person acting on its behalf reasonably believed that the buyer was outside the United States, or (b) the transaction was executed on or through the facilities of the Toronto Stock Exchange, the TSX Venture Exchange, the Canadian National Stock Exchange or another “designated offshore securities market”, and neither the seller nor any person acting on its behalf knows that the transaction was prearranged with a buyer in the United States; (3) neither the seller nor any affiliate of the seller nor any person acting on their behalf has engaged or will engage in any directed selling efforts in the United States in connection with the offer and sale of such securities; (4) the sale is bona fide and not for the purpose of "washing off" the resale restrictions imposed because the Securities are “restricted securities” (as that term is defined in Rule 144(a)(3) under the U.S. Securities Act); (5) the seller does not intend to replace such securities with fungible unrestricted securities of the Corporation; and (6) the contemplated sale is not a transaction, or part of a series of transactions, which, although in technical compliance with Regulation S under the U.S. Securities Act, is part of a plan or scheme to evade the registration provisions of the U.S. Securities Act. Terms used herein have the meanings given to them by Regulation S under the U.S. Securities Act.

Dated
X
Signature of individual (if Seller is an individual)

X
Authorized signatory (if Seller is not an individual)

Name of Seller (please print)

Name of authorized signatory (please print)

Official capacity of authorized signatory (please print)

Affirmation by Seller’s Broker-Dealer
(Required for sales pursuant to Section (B)(2)(b) above)

     We have read the foregoing representations of our customer, _______________________(the “Seller”) with regard to the sale, for such Seller’s account, of _________________common shares (the “Shares”) of the Corporation represented by certificate number ______________. We have executed sales of the Securities pursuant to Rule 904 of Regulation S under the United States Securities Act of 1933, as amended (the “U.S. Securities Act”), on behalf of the Seller. In that connection, we hereby represent to you as follows:

(1)	no offer to sell Shares was made to a person in the United States;

(2)

the sale of the Shares was executed in, on or through the facilities of the Toronto Stock Exchange, the TSX Venture Exchange, the Canadian National Stock Exchange or another designated offshore securities market (as defined in Rule 902(b) of Regulation S under the U.S. Securities Act), and, to the best of our knowledge, the sale was not pre-arranged with a buyer in the United States;

(3)	no “directed selling efforts” were made in the United States by the undersigned, any affiliate of the undersigned, or any person acting on behalf of the undersigned; and

(4)	we have done no more than execute the order or orders to sell the Shares as agent for the Seller.

     For purposes of these representations: “directed selling efforts” means any activity undertaken for the purpose of, or that could reasonably be expected to have the effect of, conditioning the market in the United States for the Shares (including, but not be limited to, the solicitation of offers to purchase the Shares from persons in the United States); and “United States” means the United States of America, its territories or possessions, any State of the United States, and the District of Columbia.

     Legal counsel to the Corporation shall be entitled to rely upon the representations, warranties and covenants contained herein to the same extent as if this affirmation had been addressed to them.

_________________________
Name of Firm

By: Authorized Officer

Dated: ___________________2013.

SCHEDULE B

FORM OF LEGAL OPINION

1.	The Company is a corporation incorporated and existing under the laws of the Province of British Columbia.

2.

The Company has the requisite power and capacity to carry on its business as described in the Prospectus, to enter into and carry out its obligations under the Agreement and to issue the Securities as contemplated thereby.

3.

The execution and delivery of the Prospectus and the filing of the Prospectus pursuant to applicable Securities Laws in the Canadian Qualifying Jurisdictions have been duly authorized by all necessary corporate action on the part of the Company.

4.	All necessary corporate action has been taken by and on behalf of the Company to authorize the creation, issuance and distribution of the Securities.

5.	The Company’s authorized capital consists of an unlimited number of Shares, of which 50,294,200 Shares were issued and outstanding on October 8, 2013.

6.

The Rights have been duly authorized and validly issued, and upon payment of the subscription price and the valid exercise of the Rights as contemplated in the Prospectus, the Standby Rights Shares will be duly authorized and validly issued as fully-paid and non-assessable Shares in the capital of the Company. The Standby Rights Shares issued pursuant to the terms of the Standby Commitment have been duly authorized and at the Closing Time will be validly issued as fully-paid and non-assessable Shares in the capital of the Company.

7.

Neither the execution and delivery by the Company of the Agreement nor the consummation of the transactions contemplated by the Agreement resulted, or will result, in the breach or violation of, or conflicted, or will conflict, with any of the terms or provisions of, or constituted, or will constitute, a default under (i) the constating documents, or of any resolution of the directors of the Company, or (ii) any law or statute or regulation of any governmental or regulatory authority in the Canadian Qualifying Jurisdictions.

8.	The Agreement and the performance by the Company of its obligations thereunder has been duly authorized by the Company and the Agreement has been duly executed and delivered by the Company.

9.	The Agreement constitutes a legal, valid and binding obligation of the Company enforceable against it in accordance with its terms.

10.

All necessary documents have been filed, all requisite proceedings have been taken and all legal requirements have been fulfilled by the Company under applicable Securities Laws (including the requirements of the TSX) to qualify the Securities, including the Standby Rights Shares, for distribution in the Canadian Qualifying Jurisdictions.

11.	The Securities have been approved for listing on the TSX, subject only to such usual conditions and to the filing of usual documents in accordance with the requirements of the TSX.

12.	Computershare Trust Company of Canada, at its principal offices in the City of Vancouver, British Columbia has been duly appointed as the registrar and transfer agent for the Shares.

13.

The Company is not registered, and after giving effect to the offering and the sale of the Standby Purchaser Common Shares, and the application of the proceeds thereof as described in the Prospectus, will not be required to register as, an “investment company” pursuant to the U.S. Investment Company Act of 1940, as amended.

14.

Based in part on the representations of the Standby Purchasers in the Agreement, the offer, sale and issuance of the Standby Rights Shares to be issued in accordance with the Agreement are exempt from the registration requirements of Section 5 of the 1933 Act.